Management Statement Regarding Compliance With Certain
Provisions of the Investment Company Act of 1940


We, as members of management of Matthew 25 Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of January 2, 2002 and from October 22, 2001 through January 2, 2002.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 2, 2002 and from October 22, 2001 through January 2, 2002 with respect to securities reflected in the investment account of the Company.


Matthew 25 Fund, Inc.

By:


/s/ Mark Mulholland
Mark Mulholland
President